UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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BIOGEN IDEC INC.
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Observations Regarding RiskMetrics Report on Biogen Idec
Biogen Idec issued the following statement to respond to the RiskMetrics report on the Biogen Idec - Icahn proxy contest.
Biogen Idec has Demonstrated Strong Operating and Financial Performance
RMG’s analysis of Biogen Idec’s operating performance relative to its biotech peers is flawed. Specifically, it inappropriately included a subset of companies (Gilead, Celgene, and Cephalon) that were significantly smaller than Biogen Idec 5 years ago, thereby disproportionately impacting their growth rates as compared to Biogen Idec’s over the same period.
RMG claims that Biogen Idec’s revenue growth (5 year CAGR) materially trailed its biotech peers (17% vs. 31%). However, when compared to biotech companies with at least $1 billion in revenue at the end of 2003 such as Amgen, Genentech, and Genzyme, Biogen’s Idec’s revenue growth rate of 17% compares more favorably to the 22% achieved by this more appropriate peer set.
Importantly, for the past four years Biogen Idec’s EBITDA has grown at a compound annual rate of 33%, which compares favorably to the RMG-selected peer group rate of 31% and is significantly in excess of the 18% CAGR achieved by the more appropriate set of comparable companies.
As Glass Lewis noted in its report, “the Company has generated strong revenue and earnings performance since the combination” [of Biogen and Idec]. Biogen Idec has been a strong performer in the industry, with 25% non-GAAP EPS growth CAGR and 37% free cash flow growth CAGR since 2003. RMG also noted that Biogen Idec’s profitability and expense ratios are in line with the company’s peers.
RMG concludes that Biogen Idec’s TSR returns are lagging those of its peers based on a reference to the BTK index over the past 5 years. However, the 5 year time period selected by RMG includes the period before Tysabri was withdrawn from the market which significantly skews the results due to high expectations placed on Tysabri at time of initial launch. RMG does note in its report that BIIB outperformed most of its biotech peers as well as the BTK index over the past 3 years, and also performed in-line with the BTK since the merger.
RMG’s analysis also fails to appropriately recognize that Biogen Idec returned significant cash to its shareholders, including $3 billion in 2007 through a Dutch auction repurchase of the company’s shares. Notably, since the merger Biogen Idec has returned more cash to shareholders as percentage of market capitalization (33.4%) than many of its biotech peers, including Amgen, Genentech, Gilead, Celgene and Genzyme.
Biogen Idec has a Strong and Valuable Research and Development Pipeline
RMG’s claim that Biogen Idec consistently trailed its peers in R&D value creation is incorrect and incomplete.
RMG fails to acknowledge that 3 of the most important biologic therapeutics in the history of the industry were developed by Biogen Idec — Avonex, Rituxan and Tysabri. In addition, RMG offers no basis for its statement, “It is hard to conclude from today’s vantage point that such progress is commensurate with the company’s peers.” In fact, the evidence is to the contrary:
—	Biogen Idec’s development efforts have continued to extend the reach of these products through the approval of Tysabri for Crohns Disease, Rituxan for Rheumatoid Arthritis and Chronic Lymphocytic Leukemia (filed) and the development of PEGylated-IFNB1a.

—	In the past 5 years Biogen Idec has added 18 programs at the discovery level, 24 early stage programs and 5 late stage programs.

—	Biogen Idec currently has 9 programs in late stage trials, 31 programs in early stage trials, 28 discovery programs as well as 60 ongoing clinical trials. 6 programs are in registrational trials and 2 more are expected in 2009.

—	R&D spend has doubled since 2003 while the number of programs has tripled.

—	The strength of Biogen Idec’s pipeline has been affirmed by independent third parties. Earlier this year, Moody’s declared Biogen Idec’s late-stage pipeline to be the highest quality of the biotech and pharmaceutical companies it covers, as well as among the best in terms of pipeline diversity.

—	Wall Street analysts continue to commend the strength of the pipeline noting it is “broad and deep,” “diverse,” and “innovative.”
Biogen Idec has a Strong Business Development Focus
RMG incorrectly and inappropriately claims that Biogen Idec failed to fully tap business development opportunities or maximize the potential of its current products. Again, the evidence is to the contrary.
Biogen Idec has focused on doing smart deals and not on volume. We have only executed transactions that we believe are value added from an economic and shareholder perspective and are core to our franchise. Consequently, we have passed on a number of opportunities that we felt were imprudent — RMG and Icahn’s nominees have no knowledge of these transactions. Still, since the merger, Biogen Idec has completed 13 in-licensing deals and 3 acquisitions. Approximately half of the Biogen Idec programs now in development are the result of business development transactions. Between the combination of R&D initiatives noted above and our focused business development activities, we have developed a very promising pipeline that has been recognized by industry analysts as one of the best in the industry.
Biogen Idec’s Board Continues a Strong Track Record of Responsiveness to Shareholders
Affirmative Steps Taken by Biogen Idec
The Board also has a clear record of taking strong action to maintain its accountability to shareholders and best-in-class corporate governance standards. Recently, the company terminated its stockholders rights plan and is currently recommending that shareholders to adopt a majority voting standard for uncontested director elections. Biogen Idec also unilaterally terminated all existing “standstill” agreements restricting other companies.
In addition, your board has added 5 new highly qualified directors since 2006, including 2 new independent directors, Stelios Papadopoulos, Ph.D., and Brian Posner, who were recruited in 2008 based on direct input from shareholders.
Our Response to Icahn’s Recent Proposal to Split up the Company
RMG implies that Icahn’s proposal to split up the company, launched a few weeks before our annual meeting, did not receive due consideration. We wholeheartedly disagree.
Biogen Idec’s board continuously reviews and analyzes its strategic alternatives, including reorganization and spin-off scenarios. The Biogen Idec board met to review the Icahn proposal. Furthermore, the Biogen Idec board and management had previously analyzed variations on this structure. As a result, the Board was able to conclude that the Icahn proposal is not in the best interests of shareholders at this time. Notably, there has been little third party support for Icahn’s plan.
The RMG report does not comment on the fact that Icahn not only publicly launched this idea only a few weeks before the annual meeting, but also did so without any prior discussion with the Company. We have a clear record of open communication with our shareholders and we have repeatedly invited the Icahn nominees to discuss any recommendations they may have for the Company. So it is rather striking that such a serious proposal would be put forth without any appreciation or sense of the company’s point of view — and raises the question whether the proposal is merely another attempt at misdirection.
We believe that many of Icahn’s actions to date at Biogen Idec have not benefited all of our shareholders. In 2007 in an attempt to put the company “in play,” Icahn put forth an offer to buy the company that he quickly abandoned. He has engaged the company in 2 successive proxy fights (2008 and 2009) and with this hastily conceived and ill-considered proposal has again raised the specter that he will merely reinvigorate his original agenda for the Company — a forced sale.
The Qualifications of our Director Nominees are Superior
Your Board brings:
a.	A proven track record of successfully overseeing the company through a period of strong financial performance and significant pipeline investment;

b.	A broad range of experience which spans General Management, Finance and M&A, R&D, Commercial Strategy, International Business and Public Policy including 2 National Academy of Sciences members and one Nobel Laureate; and,

c.	A willingness to engage in constructive dialogue with shareholders and act in their interests.
Under your Board’s leadership, Biogen Idec has achieved exceptional performance and consistently delivered on our commitments to stockholders. Your Board is comprised of highly qualified directors who bring the breadth and depth of experience critical to successfully running a global biopharmaceutical company.
Your Board’s nominees for re-election at this year’s Annual Meeting — Lawrence C. Best, Dr. Alan B. Glassberg, Robert W. Pangia, and William D. Young — are essential members of the team that has positioned your company for continued growth.
We don’t believe that Icahn’s nominees would be beneficial to long-term shareholder value.
Biogen Idec has had a longstanding track record of superior performance and operating efficiency. RMG fails to give appropriate weight to real change that has already occurred within the company — 2 new directors in the past year, 5 new directors in the past 3 years, a new head of R&D within the past 3 years, and $3 billion returned to shareholders through a share buyback. In short, positive change is on-going.
The facts clearly demonstrate that your Board’s nominees are best positioned to deliver value to shareholders and urge you to vote on the “WHITE” card.
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Safe Harbor
This document contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including our continued dependence on our 2 principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, possible adverse impact of government regulation, problems with our manufacturing processes and our reliance on third parties, the impact of the global credit crisis, the market, interest and credit risks associated with our portfolio of marketable securities, our significant investment in a manufacturing facility currently under development, our ability to attract and retain qualified personnel, the risks of doing business internationally, the actions of activist shareholders, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our effective tax rate, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other reports we file with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
GAAP TO NON-GAAP RECONCILIATION
Diluted EPS and Net Income

Condensed Consolidated Statements of Income—Operating Basis
(unuadited, $ in millions, except per share amounts)	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007	FY 2008

GAAP diluted EPS	(4.92)	0.07	0.47	0.63	1.99	2.65
Adjustment to net income attributable to Biogen Idec Inc. (see below)	6.14	1.38	1.10	1.62	0.75	1.01
Effect of SFAS No.128 and EITF 03-06	—	(0.05)	—	—	—	—
Non-GAAP diluted EPS	1.22	1.40	1.57	2.25	2.74	3.66

GAAP Net Income Attributable to Biogen Idec Inc. ($M)	(875.1)	25.1	160.7	217.5	638.2	783.2
Revenue — Pre-merger Biogen product, royalty and corporate partner revenue	1,173.1	—	—	—	—	—
COGS — Fair value step up of inventory acquired from Biogen and Fumapharm	231.6	295.5	34.2	7.8	—	—
COGS — Pre-merger Biogen cost of sales	(179.2)	—	—	—	—	—
COGS — Royalties related to Corixa	1.8	—	—	—	—	—
COGS — Amevive divesture	—	—	36.4	—	—	—
R&D — Pre-merger Biogen net R&D	(301.1)	—	—	—	—	—
R&D — Severance and restructuring	—	3.1	20.3	0.3	1.2	1.2
R&D — Sale of plant	—	—	1.9	—	—	—
R&D — Expenses paid by Cardiokine	—	—	—	—	—	5.2
SG&A — Pre-merger Biogen SG&A	(346.7)	—	—	—	—	—
SG&A — Merger related and purchase accounting costs	—	—	—	0.1	—	—
SG&A — Severance and restructuring	13.2	9.3	19.3	2.0	0.6	3.8
Amortization of intangible assets primarily related to Biogen merger	33.2	347.7	302.3	267.0	257.5	332.7

In-process R&D related to the Biogen Idec merger, acquisitions of Conforma, Syntonix, and Fumapharm, and consolidation of Cardiokine, Neurimmune and Escoublac and contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	823.0	—	—	330.5	84.2	25.0
Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm	—	—	—	(6.1)	—	—
(Gain)/loss on sale of long lived assets	—	—	111.8	(16.5)	(0.4)	(9.2)
Other income, net: Pre-merger Biogen	32.9	—	—	—	—	—
Other income, net: Gain on sale of long lived assets	—	—	—	—	(7.1)	—
Write down of investments	—	12.7	—	—	—	—
Charitable donations and legal settlements	30.7	—	—	—	—	—
Income taxes: Income tax effect primarily related to reconciling items	(205.8)	(195.4)	(145.2)	(70.3)	(65.5)	(81.9)
Stock option expense	—	—	—	44.5	35.6	26.2
Net Income Attributable to Non-Controlling Interests: Consolidation of Cardiokine and Neurimmune and expenses paid by Cardiokine	—	—	—	—	(65.2)	(5.2)

Non-GAAP Net Income Attributable to Biogen Idec Inc.	431.7	498.0	541.7	776.8	879.1	1,081.0

Free Cash Flow Reconciliation (unaudited, $ in millions)
Free Cash Flow Reconciliation (unaudited, $ in millions)	FY 2004	FY 2005	FY 2006	FY 2007	FY 2008

Net cash flows provided by operating activities	728.0	889.5	841.3	1,020.6	1,564.5
Purchases of property, plant and equipment (Capital Expenditures)	361.0	318.4	198.3	284.1	276.0

Free Cash Flow	367.0	571.1	643.0	736.5	1,288.5

Notes: The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Our non-GAAP financial measures are defined as reported, or GAAP, values excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income attributable to Biogen Idec, Inc., and non-GAAP diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc., and diluted EPS.
The GAAP figures reflect:

* 2004 and beyond — the combined Biogen Idec

* 2003 — a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03)
Numbers may not foot due to rounding.